EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200  FAX 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact:  Debra Wasser, VP of IR & Corp. Comm., 516-677-0200, x1472

Trade Contact: Fran Brennen, Dir. of Marketing Communications, 516-677-0200 x1222

VEECO COMPLETES PURCHASE OF ADVANCED IMAGING INC.

Makes Veeco the Only Company with
Complete Data Storage Slider Fab Technology Solution

Woodbury, NY, November 18, 2003 – Veeco Instruments Inc. (Nasdaq: VECO) today announced that it has purchased Advanced Imaging, Inc. (Aii), the world’s leading commercial manufacturer of precision bar lapping equipment for advanced data storage thin film magnetic heads.

Advanced Imaging’s technology is complementary to Veeco’s broad line of ion beam process equipment and metrology solutions, and the combination will make Veeco the only provider of end-to-end slider fab solutions for data storage. Aii’s revenues for the twelve months ended September 30, 2003 were $33 million. Veeco paid $60 million in cash for all the outstanding shares of Aii. The transaction also includes a three-year earn out feature that may require payment of up to an additional $9 million if future revenue and EBITA targets are achieved.

Advanced Imaging, a privately held company based in Camarillo, California, has 105 employees.  Aii’s key products are the ROBO6™ Lapping tool, which enables precise material removal within 3 nanometers necessary for next generation thin film heads, and the ADS 300™ for slicing and dicing of heads and rowbars. In the manufacture of thin film magnetic heads, dimensional tolerances, magnetic performance, and critical “fly height” are frequently achieved by the combined process steps of Aii’s precision lapping and Veeco’s ion milling and metrology.

Management Commentary

Edward H. Braun, Chairman and Chief Executive Officer of Veeco, commented, “With leading data storage thin film head manufacturers ramping the production of 80GB and investing in next generation 120GB technology, the combination of precision lapping and ion beam etching is critical in achieving magnetic “fly height” characteristics required for higher areal densities.  The addition of Advanced Imaging’s technology furthers Veeco’s position as a “one stop” supplier of thin film magnetic head slider fabrication solutions, and permits our customers to reduce time-to-market for their next generation devices.”

Mr. Braun continued, “Aii is highly regarded in the industry for its product innovation and manufacturing and engineering excellence.  We expect that Aii’s business will be accretive to Veeco on a cash basis in the first quarter of operation.”

Lauren D. Lackey, President and Chief Executive Officer of Advanced Imaging, Inc., commented, “The combination of Aii’s product technology and Veeco’s worldwide sales support at key data storage accounts will allow increased penetration for our existing lapping products and rapid introduction of new tools into the data storage industry and other Veeco markets.”

Conference Call about the Transaction

Veeco management will be hosting a conference call for investors to learn more about this transaction.  The call will be held tomorrow, Wednesday, November 19th at 10:00am E.S.T.  Interested parties may access the call by dialing 800-818-5264.  There will also be a live webcast of the call at www.veeco.com (investor page) where an accompanying slide presentation will be made available.  Following the live call, a replay will be available both on the website as well as telephonically at 719-457-0820 or 888-203-1112 code 367315.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, telecommunications/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York,

New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

About Aii

Advanced Imaging, Inc., which was founded in 1985, is the world’s leading commercial supplier of advanced lapping systems for the manufacture of advanced GMR heads.  Aii is one of the top equipment suppliers to the leading hard drive manufacturer in the world, Seagate Technologies Inc., and has shipped approximately 1,500 of its Robo and ADS family of products to head manufacturers worldwide. Additional information on Aii can be found at http://www.Aiiwebsite.com.

To the extent that this news release discusses expectations about market condition, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the telecommunications/wireless, data storage, semiconductor and research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K .

.

# # #